Exhibit (c)(4)

2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\1 Project Scribe Discussion Materials for the Independent Committee of BPO 9 February 2014

Table of Contents Project Scribe 2 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\2 Section 1 Executive Summary Section 2 BPO Overview Section 3 BPO Valuation Section 4 BPY Overview Section 5 BPY Valuation

Project Scribe 3 Section 1 Executive Summary 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\3

Situation Overview Project Scribe EXECUTIVE SUMMARY 4 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\4 Background • On September 30, 2013, BPY announced that it will propose to acquire BPO through a tender offer for “any or all” of the common shares of BPO that it does not currently own for consideration value of $19.34 per common share of BPO (33% in cash, 67% in stock on a 1:1 basis) – The cash portion is understood to be in US$ • In response to this announcement, BPO formed an Independent Committee to review and consider the proposal – As of October 30, 2013, Morgan Stanley was engaged as exclusive financial advisor to the Independent Committee of Brookfield Office Properties – We provided a preliminary valuation (delivered on December 3, 2013) and, subsequently, a formal valuation (delivered on December 19, 2013) of the common shares of BPO and the units of BPY in accordance with the requirements of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101") of the Ontario Securities Commission and the Autoritè des marchès financiers • On December 20, 2013, BPY increased the cash portion of the consideration by $1.00 to $20.34 per BPO common share • In response, the Board of Directors of BPO, based on a recommendation of the Independent Committee of the Board, announced that it intended to unanimously recommend that shareholders of BPO accept the revised offer – Since then, shares of BPO have fallen 5% while shares of BPY have dropped 4% • Morgan Stanley has subsequently been asked to provide a financial opinion as to whether the consideration to be received by shareholders of BPO is fair from a financial point of view Introduction • Brookfield Office Properties (“BPO”) is a public real estate company that owns and manages office properties in the U.S., Canada, Australia, and the U.K. • Brookfield Property Partners (“BPY”) is a publicly traded, externally- advised partnership advised by Brookfield Asset Management (“BAM”) that: – Directly owns real estate and development projects in Australia and Brazil – Has LP interests in approximately ten real estate funds managed by BAM (its external manager) – Has equity interests in real estate companies such as BPO, General Growth Properties (U.S. mall REIT), Rouse Properties (U.S. mall REIT), and Canary Wharf Group (U.K. office development and investment company) – Currently owns an aggregate voting interest of approximately 51% of BPO (1) • Both companies are dual-listed on the Toronto Stock Exchange and New York Stock Exchange • BPO has an enterprise value of $24 billion (4) and BPY has an enterprise value of $36 billion (5) Stock Price Performance 12/19/2013 – 2/5/2014 Indexed to 100 90 95 100 105 110 12/19/13 1/2/14 1/14/14 1/24/14 2/5/14 BPO BPY HB Office Comps S&P 500 RMZ Source SNL Financial Notes 1. Per BPY’s September 30, 2013 press release 2. Reflects NYSE stock prices 3. Includes BXP, DEI, ESRT, FCE, KRC, SLG, and VNO 4. Reflects BPO’s enterprise value as of February 5 5. Per BPY’s 4Q13 supplemental report - reflects BPY’s’ total assets on a pro-forma, proportionate basis 31-Jan-14 BPO reports 4Q13 earnings (2) (2) (3) 20-Dec-13 BPY increases cash portion of offer by $1.00 per share to $20.34 (5%) (4%) (3%) 4% 4%

Summary of Key Transaction Terms Project Scribe EXECUTIVE SUMMARY 5 Proposed Tender Offer • Brookfield Property Partners’ acquisition of Brookfield Office Properties through a tender offer for “any or all” of the common shares of BPO that it does not currently own Proposed Consideration (1) • Under the terms of the Offer, BPO shareholders can elect to receive consideration for each BPO common share tendered of either 1.0 Limited Partnership Unit of Brookfield Property Partners or $20.34 in cash, subject in each case to proration based on the maximum number of BPY Limited Partnership Units and the maximum cash consideration equating to 67% and 33%, respectively, of the total number of BPO common shares that are tendered under the Offer •Those who tender but do not make an election between BPY units and cash will be deemed to have elected to receive BPY units •Canadian holders of BPO common shares can elect to receive, in lieu of BPY Units, exchangeable limited partnership units of Exchange LP (“Exchange LP Units”). Each Exchange LP Unit will be exchangeable at any time on a one-for-one basis, at the option of the holder, for BPY Units, and will provide a holder thereof with economic terms which are substantially equivalent to those of a BPY Unit Select Considerations • The proposed tender offer does not include a minimum condition with respect to the number of BPO common shares tendered oIf BPY acquires at least a majority of BPO’s common shares held by minority shareholders, BPY has publicly committed to effect a second stage plan of arrangement to acquire the remaining shares of BPO (either a Compulsory Acquisition or a Subsequent Acquisition Transaction) on the same terms as the offer (1) Estimated Pro Forma Ownership of Brookfield Property Partners (2) • Approximately 25% BPO shareholders • Approximately 8% BPY shareholders (not including BAM’s ownership stake) •Approximately 67% BAM Notes 1. Terms per BPY’s filed circular as of February 4, 2014 2.Assumes BPY acquires 100% of the shares of BPO it doesn’t already own per the proposed terms Management Team • Brookfield Property Partners has said that BAM will remain the external manager of BPY Tender Offer Terms Potential Terms for Combined Entity (In the Event BPY Acquires 100% of the Shares of BPO It Doesn’t Already Own)

Notes 1. As of February 5, 2014 on the NYSE 2. Represents $6.71 in cash (33% of $20.34) + 67% of BPY stock price on the NYSE as of February 5, 2014 3. Reflects precedent real estate office and Canadian minority buyout transactions since 2003 using an unaffected share price of $16.74 4. Represents NYSE trading range 5. Reflects $6.71 in cash (33% of $20.34) + 67% of the low and high-end of Morgan Stanley’s valuation of BPY (per page 35 – reflects valuation methodologies such as net asset value and dividend discount model, and reference point such as trading range since spin-off) BPO Valuation & Implied Value of the Offered Consideration Project Scribe EXECUTIVE SUMMARY 6 Valuation Methodology $15.70 $17.34 $18.00 $21.00 Reference Point BPO Valuation Implied Blended Value of the Offered Consideration(5) Valuation Methodology Reference Point 30-Trading Day Range (Pre-Offer) Consensus Price Target (Post-Offer) BPY Valuation (per page 35) Implied Blended Value of the Offered Consideration(5) $20.02 $24.85 $22.25 $32.16 $18.45 $23.99 Purple dotted boxes represent the value of BPY Units

Project Scribe 7 Section 2 BPO Overview 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\7

Premium / (Discount) to Green Street NAV Last 5 Years Ending 9/1/2013% (60) (40) (20) 0 20 40 60 Oct-08 Apr-10 Oct-11 Sep-13 BPO US Comps REIT Universe Total Returns (1) Last 10 Years Indexed to 100 0 100 200 300 400 Sep-03 Sep-05 Sep-07 Sep-09 Sep-11 Sep-13 BPO US Comps RMZ BPO Historical Relative Performance and Valuation Price / NTM FFOx (1) Last 5 Years x 0 5 10 15 20 25 Oct-08 Oct-09 Oct-10 Sep-11 Sep-12 Sep-13 BPO US Comps Project Scribe BPO OVERVIEW 8 Notes 1. Ending date is September 27, 2013, one trading day prior to BPY’s offer for the shares of BPO it doesn’t already own 2. Includes BXP, DEI, ESRT, FCE, KRC, SLG, and VNO. Premium / Discount to Green Street Advisors’ NAV excludes ESRT and FCE due to lack of coverage. Historical FFOx excludes DEI 3. Reflects trading on the NYSE 4. 1Q2010 represents the first period in which BPO began reporting IFRS NAV; BPO’s IFRS book value was $21.03 as of 9/30/2013 and $21.06 as of 12/31/2013 5. Represents the average of Green Street Advisors’ REIT universe, which as of September 2013 includes 75 REITs 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\8 Source Capital IQ Sources Company Filings, Capital IQ Premium / Discount to IFRS Book Value (1)(3)(4) Since March 31, 2010% (30) (20) (10) 0 10 20 30 40 Mar-10 Dec-10 Aug-11 Apr-12 Dec-12 Sep-13 124% 201% 153% (2) (3) (2) (3) 16.4x 18.3x (18%) (17%) (6%) (7%) (2) Source Green Street Advisors (5) • Over the last ten years, BPO has underperformed its U.S. peers on a total return basis – Performance has been generally in-line with its peers in more recent periods – The peers have generally traded flat since the offer • In terms of premium / discount to Green Street Advisors’ estimate of NAV, BPO has traded at a discount to its U.S. peers – This discount has recently widened and corresponds to roughly the same time BPO began trading at a discount to its IFRS book value (3) Total Returns Since Offer (September 27, 2013) Indexed to 100 90 100 110 120 Sep-13 Nov-13 Dec-13 Feb-14 BPO US Comps RMZ (2) (3) 11% 4% 2%

$12 $14 $16 $18 $20 $22 2010 2011 2012 2013YTD Total <25% 25%-50% 50%-75% 75%-100% BPO Stock Price Trading Range (4) Since 2010 Through One Trading Day Prior to Offer (September 27, 2013) $USD BPO Trading Range Analysis BPO OVERVIEW 9 Notes 1. Represents $6.71 in cash (33% of $20.34) + 67% of BPY stock price on the NYSE as of February 5, 2014 2. As of February 5, 2014 on the NYSE 3. 35MM shares traded on day of Offer (9/30/2013) 4. Represents performance of BPO on the NYSE Vol. (MM) 763 700 575 405 2,442 % of Float 299% 274% 225% 159% 957% $12.75 $14.77 $15.55 $16.28 $18.63 $13.16 $15.74 $16.98 $18.04 $19.96 $15.35 $16.28 $16.84 $17.29 $18.44 $15.78 $16.69 $16.90 $17.22 $19.12 $12.75 $15.76 $16.67 $17.28 $19.96 Current Stock Price: $18.40(2) Project Scribe • Since 2010, approximately 80% of BPO’s trading volume has occurred on the NYSE and 20% has occurred on the TSX • 190MM shares have traded since the Offer (excluding day of Offer) (3) • In 2013 prior to BPY’s proposed offer on September 30, approximately 75% of BPO shares traded below $17.22 – Prior to BPY’s proposed offer, no BPO shares traded above the current value of the Offer ($19.18) (1) Source Capital IQ Since 2010 Through One Day Prior to Offer (September 27, 2013) $16 $17 $18 $19 $20 Sep-13 Nov-13 Dec-13 Feb-14 Stock Price Performance (4) Since September 27, 2013 $ Source Capital IQ $18.40 One Trading Day Prior to Offer: $16.77 VWAP: $15.57 VWAP: $17.12 VWAP: $16.96 VWAP: $17.05 VWAP: $16.63 Current Value of Offer: $19.18 (1)

BPO Financial Projections Project Scribe BPO OVERVIEW 10 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\10 • Financial projections provided by BPO on November 27, 2013, which include: – Recent acquisitions – Projected known and unknown dispositions – Development and redevelopment projects / spending • 2013 Actuals provided by BPO on February 6, 2014 • BPO management targets a dividend payout ratio of approximately 90% of AFFO • BPO’s historical G&A as a percentage of estimated gross asset value has been in-line to slightly above that of U.S. peers Notes 1. Balance sheet as of December 31, 2013 2. Comps include BXP, DEI, KRC, SLG, VNO 52 bps 42 bps 44 bps 50 bps 54 bps 60 bps 0 20 40 60 80 100 2010 2011 2012 Comp Avg BPO G&A Comparison BPO vs. Comps (2) G&A as % of GSA GAV (bps) Source SNL, GSA Change date to 2/5/14 BPO Capital Structure (1) Summary Financial Projections - Per BPO's 2014 Business Plan (Proportionate Share)

BPO Research Analyst Highlights Project Scribe BPO OVERVIEW 11 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\11 Key Themes – Attributes Notes 1. Bloomberg 2. SNL Consensus NAV 3. Represents $6.71 in cash (33% of $20.34) + 67% of BPY stock price as of February 5 • High-quality assets • Footprint in high-barrier to entry markets • Value creation capabilities – acquisition of assets with redevelopment potential and development projects • Mark-to-market rents higher than in-place rents Key Themes – Considerations • Significant lease-up particularly at Brookfield Place New York and recently acquired MPG Office Trust assets • Slowdown in energy demand – impact on Perth and Calgary markets • Higher leverage relative to peers • Controlled ownership structure • Global footprint / strategy 4 2 2 8 10 12 2 2 0 4 8 12 16 27-Sep-13 Before Offer 19-Dec-13 Before Revised Offer 5-Feb-14 After Offer Buy Hold Sell Analyst Ratings # Source Bloomberg 14 14 • Since BPY’s proposed offer to purchase the shares of BPO it doesn’t already own, BPO’s consensus price target has increased 11% to $19.83 / share – Current value of Offer is $19.18 / share (3) • BPO’s consensus NAV estimate has only increased 3% since BPY’s proposed offer on September 30 • Some of the considerations for BPO are performance-related (e.g., leasing) whereas others (e.g., leverage, etc.) are more fundamental in nature • Following the increase in cash offer price on December 20 and the Board of Directors’ subsequent recommendation of the offer, research analysts have generally indicated that they expect the tender to be successful 14 Research Views

Project Scribe 12 Section 3 BPO Valuation 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\12

13 Valuation Methodology Description Applicability to BPO? Applicability to BPY? • Bottom-up, “sum-of-the-parts” methodology – intended to arrive at a private market valuation; does not include costs to liquidate Net Asset Value • Yes • Yes • Market valuation of shares over the last twelve months and last 30 days • Includes volume-weighted average price 52-Week and 30-Trading Day Ranges • Yes • Yes, though may be influenced by limited liquidity • Values future dividends and future terminal stock price Dividend Discount Model • Yes • Yes • Examines price targets from Wall Street Analysts • Generally forward-looking metric Consensus Price Target • Yes – well-covered by Analyst community • No – no current research coverage • Estimate of value based on unlevered and levered trading metrics (e.g., FFO, implied cap rate, premium / discount to NAV, etc.) of selected peers Comparable Companies • Yes – a number of “pure play office” public comparables (though no perfect comparable company) • No – no “pure play” public comparable given holdings and structure of BPY Precedent Transactions • Looks at similar transactions to estimate value • Yes • No – BPO shareholders receiving shares in BPY. No known control premium as part of offer Consensus NAV Estimate • Yes – covered by Green Street Advisors and Wall Street Analysts • No – no current research coverage • Examines NAV estimates from Wall Street Analysts and Green Street Advisors • Assessment of current value of the portfolio / holdings Reference Point Description Applicability to BPO? Applicability to BPY? Introduction to Valuation: Summary of Approaches BPO VALUATION Project Scribe

Project Scribe

BPO VALUATION

Highlights of BPO NAV Valuation

1 Operating Real Estate – US$MM

	# of Assets	Occu-pancy (%)	2014 Cap Rates [1]		Value PSF ($)		DCF: Exit Cap [2]		DCF: Discount Rate [3]		DCF: Avg. Hold Period (yrs)	Asset Value At Pro-Rata Share	
			Low	High	Low	High	Low	High	Low	High		Low	High
U.S.													
NY Downtown - Capped NOI	1	99%	5.2%	4.8%	533	578						1,243	1,347
NY Downtown - DCF [4]	7	69%	2.0%	1.8%	378	415	5.7%	5.3%	7.3%	6.8%	4.0	3,769	4,135
NY Downtown - Total												**5,013**	**5,483**
NY Midtown - Capped NOI	2	96%	5.4%	5.0%	961	1,041						1,817	1,963
NY Midtown - DCF	1	89%	3.8%	3.5%	917	998	5.2%	4.8%	7.2%	6.7%	1.0	602	655
NY Midtown - Total												**2,419**	**2,618**
Washington DC - Capped NOI	7	98%	5.4%	5.0%	622	672						1,051	1,136
Washington DC - DCF	4	62%	2.4%	2.2%	450	501	6.0%	5.6%	7.4%	6.9%	5.2	324	360
Washington DC - Total												**1,375**	**1,496**
Virginia - Capped NOI	3	98%	7.2%	6.8%	354	375						200	211
Virginia - DCF	5	92%	7.4%	6.9%	278	297	8.0%	7.6%	8.3%	7.8%	6.4	351	374
Virginia - Total												**550**	**586**
MD - Capped NOI	2	91%	7.3%	6.9%	293	310						176	186
MD - DCF	1	80%	6.3%	5.9%	213	227	7.6%	7.2%	9.1%	8.6%	3.0	123	132
MD - Total												**299**	**318**
Houston - Capped NOI	6	95%	6.6%	6.2%	281	299						1,252	1,333
Houston - DCF	1	76%	5.2%	4.8%	287	309	6.9%	6.5%	8.9%	8.4%	3.0	240	259
Houston - Total												**1,492**	**1,592**
LA - Capped NOI	3	92%	5.9%	5.5%	356	382						474	508
LA [5] - DCF	6	73%	3.9%	3.8%	342	346	6.1%	5.7%	7.5%	7.0%	2.7	1,055	1,069
LA - Total												**1,529**	**1,577**
Rest of US [6] - Capped NOI	2	93%	5.9%	5.5%	308	330						514	551
Rest of US [6] - DCF	3	62%	3.3%	3.0%	293	319	5.9%	5.5%	8.3%	7.8%	2.8	625	672
Rest of US [6] - Total												**1,138**	**1,223**
US - Total	**54**											**13,815**	**14,892**

Source Based on Company projections, assets, and occupancy as provided on January 27, 2014; 450 W. 33rd shown with re-development projects on page 16

Notes
1. Mid-point cap rates generally reflect the average of third-party cap rate data (adjusted in certain circumstances). Low and high cap rates reflect mid-point cap rates raised or lowered by 20 bps
2. Exit cap rates generally reflect current cap rate increased by 10 bps annually until the end of the DCF period
3. Mid-point discount rates generally based on third-party discount rate data (adjusted in certain circumstances). Low and high discount rates reflect mid-point discount rates raised or lowered by 25 bps
4. Recently acquired NYMEX building included in asset value at acquisition price; asset statistics not reflected in occupancy and DCF assumptions
5. MPG Office Trust assets included in asset value at proportion at acquisition price; asset statistics not reflected in DCF assumptions
6. Includes Denver, Boston, and Seattle. Recently acquired 685 Market included in asset value at acquisition price and # of assets only; asset statistics not reflected in occupancy and DCF assumptions

Morgan Stanley

14

Project Scribe

BPO VALUATION

Highlights of BPO NAV Valuation (cont'd)

1 Operating Real Estate – US$MM (cont'd)

	# of Assets	Occupancy (%)	2014 Cap Rates [1]		Value PSF ($)		DCF Exit Cap [2]		DCF Discount Rate [3]		DCF Avg. Hold Period (yrs)	Asset Value At Pro-Rata Share	
			Low	High	Low	High	Low	High	Low	High		Low	High
Canada													
Toronto - Capped NOI	12	96%	5.3%	4.9%	418	451						2,214	2,395
Toronto - Total												**2,214**	**2,396**
Calgary - Capped NOI	4	100%	5.7%	5.3%	526	566						1,235	1,328
Calgary - Total												**1,236**	**1,328**
Ottawa - Capped NOI	3	94%	5.5%	5.1%	289	312						105	114
Ottawa - Total												**106**	**114**
Vancouver - DCF	1	87%	4.4%	4.0%	442	480	5.1%	4.7%	7.2%	6.7%	1.0	217	235
Vancouver - Total												**217**	**236**
Canada - Total												**3,771**	**4,073**
Australia													
Sydney[4] - DCF	16	95%	7.3%	6.8%	831	895	7.4%	7.0%	8.7%	8.2%	10.0	1,675	1,797
Sydney - Total												**1,675**	**1,797**
Melbourne - DCF	5	98%	7.0%	6.5%	532	573	7.2%	6.8%	8.6%	8.1%	10.0	922	992
Melbourne - Total												**922**	**992**
Perth - DCF	3	99%	6.3%	5.9%	874	940	7.3%	6.9%	8.3%	7.8%	10.0	1,101	1,182
Perth - Total												**1,101**	**1,182**
Australia - Total												**3,698**	**3,971**
UK													
UK - DCF	5	99%	5.2%	5.0%	1,182	1,245	5.6%	5.2%	7.4%	6.9%	9.9	997	1,050
UK - Total												**997**	**1,050**
All Assets													
All - Capped NOI	74	96%	5.9%	5.5%	523	563						14,975	16,094
All - DCF	29	73%	2.4%	2.2%	389	426	6.3%	5.9%	7.9%	7.4%	6.3	7,305	7,891
All - Total	**103**											**22,281**	**23,986**

Source Based on Company projections, assets, and occupancy as provided on January 27, 2014

Notes
1. Mid-point cap rates generally reflect the average of third-party cap rate data (adjusted in certain circumstances). Low and high cap rates reflect mid-point cap rates raised or lowered by 20 bps
2. Exit cap rates reflect current cap rate increased by 10 bps annually until the end of DCF period
3. Mid-point discount rates generally based on third-party discount rate data (adjusted in certain circumstances). Low and high discount rates reflect mid-point discount rates raised or lowered by 25 bps
4. Wynyard assets included in asset value at proportion only; asset statistics not reflected in # of assets, occupancy, cap rates, or value per square foot

Morgan Stanley

15

Manhattan West Land Valuation (6) Highlights of BPO NAV Valuation (cont’d) Development & Redevelopment, Real Estate Funds and Services Business Project Scribe BPO VALUATION 16 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\16 2 3 4 Notes 1. US Other includes Reston Crescent, Block 173, 1501 Tremont Place, Five Allen Center, 711 Polk, Allen Center Clay Street, and 1500 Smith Street 2. Toronto includes Bay Adelaide Center East Tower and Bay Adelaide Center North 3. Calgary includes Brookfield Place Calgary East Tower and Brookfield Place Calgary West Tower 4. Australia includes Brookfield Place Tower 2 and 300 Queen Street 5. UK includes Principal Place Commercial, Principal Place Residential, 100 Bishopsgate, Leandenhall, and London Wall Place 6. NOI, Nominal Cap Rate, Construction Costs, Platform Construction Costs provided by BPO. Assumed developer profit of 20% of asset value • Development and redevelopment valued based on combination of residual land value, land comps, DCF, cost-based method, and / or review of BPO IFRS values • Asset management and services businesses values income from the businesses using multiples-based approach Real Estate Funds Services Business Development & Redevelopment MMStabilized NOIOffice282.5Residential38.7Other7.8Total NOI329.0Nominal Cap Rate5.57%Asset Value at Stabilization5,906.6Less: Construction Costs(3,633.0)Less: Assumed Developer's Profit(1,181.3)Less: Platform Construction Costs(434.3)Current Value658.0 US$MMLowBaseHighRegionNYC - Manhattan West521627658450 W. 33rd Street397430467US Other (1)858589Toronto (2)193200210Calgary (3)197197207Australia (4)595962UK (5)329393457Total1,7811,9912,151 US$MMProjections2014E Fund Fees45.0Applied Margin50%Implied 2014E EBITDA22.5ValuationApplied EBITDA Multiple7.0x - 9.0xImplied Value158 - 203US$MMProjections2013 EBITDA38.0Assumed Growth Rate3.0%2014E EBITDA39.1BPO's Share at 22.4% (Non-controlling)8.8ValuationApplied EBITDA Multiple7.0x - 9.0xImplied Value61 - 79

BPO Net Asset Value BPO NAV Summary Project Scribe BPO VALUATION 17 Notes 1. Includes accounts receivables, restricted cash and deposits, other current assets, accounts payable, accrued liabilities, and loans payable 2. Does not include deferred tax liabilities (the BPO IFRS balance sheet includes deferred tax liabilities of $970MM as of 12/31/2013). As Morgan Stanley does not consider an NAV a liquidation analysis, it has not included frictional costs that may be incurred in the liquidation of the assets such as transaction costs or tax leakage 3. Includes share of accrued MPG dividends 4. Includes options in the money as of February 5, 2014, accounted for on a treasury stock method basis 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\17 1 2 3 4 Assumptions • Values operating real estate via a combination of DCFs and capped 2014 NOI • Values development via a combination of residual land value, land comps, and cost- based method for development • Values fees BPO receives from its funds (i.e. U.S. Office, DTLA, and Canada) by applying EBITDA multiples (7 – 9x) to these businesses’ estimated EBITDA • Values EBITDA BPO receives from its services businesses by applying EBITDA multiples (7 – 9x) to its proportionate share of EBITDA 1 2 3 4 Source Based on Company asset-level projections as provided on January 27, 2014. Reflects December 31, 2013 balance sheet US$MMAs of 4Q13LowMidHighReal Estate, Funds & Services BusinessOperating Real Estate22,28123,10223,985Development and Redevelopment1,7811,9912,151Real Estate Funds158180203Services Business617079Total Real Estate, Funds & Services Business24,28025,34326,417Other AssetsCash558558558Net Other Assets (1)(285)(285)(285)Unlevered Asset Value24,55325,61626,690Liabilities (2)Less: Debt(12,810)(12,810)(12,810)Less: Mark-to-Market on Debt, Hedges & Swaps(329)(329)(329)Less: Capital Securities(628)(628)(628)Less: Preferred Stock (3)(1,701)(1,701)(1,701)Net Asset Value9,08610,14911,222Diluted Shares Outstanding (MM) (4)511511511NAV / share$17.78$19.86$21.96

Project Scribe

BPO VALUATION

BPO Precedent Transactions

- Reflects select office transactions and Canadian minority buyout transactions since 2003
- Premium applied to BPO's unaffected stock price
  - Represents average stock price for the 10 trading days ending 5 trading days prior to the announcement of the transaction

Precedent Transactions Analysis

As of January 2014, Transactions Since 2003

	# of Transactions	Selected Range: First Quartile[1]	Selected Range: Third Quartile[1]	BPO Unaffected Share Price[2]	Implied Share Price: Low	Implied Share Price: High
Summary of Select Transactions						
Premium / (Discount) to Unaffected Price	21	10.0%	20.8%	$16.74	$18.42	$20.23

Select Transactions

As of January 2014, Transactions Since 2003

Announced / Completed Date	Acquirer / Target	Asset	Consideration	Target Equity Value	Target Agg. Value	Premium / (Discount) to Unaffected Share Price[2]
Select Office Transactions						
Sep-13 / Dec-13	Parkway Properties / Thomas Properties Group	Office	Stock, Debt	368.1	1,060.9	16.1%
Apr-13 / Oct-13	Brookfield Office Properties / MPG Office Trust	Office	Cash, Debt	190.0	1,790.0	18.2%
Nov-12 / Dec-12	Divco West / TPG Capital / Mission West Properties	Office	Cash, Debt	400.0	798.0	20.8%
Dec-11 / Apr-12	Ventas / Cogdell Spencer	Medical Office	Cash, Debt	248.1	766.7	13.6%
Nov-07 / Mar-08	Gramercy Capital Corp. / American Financial Realty Trust	Triple Net Office	Cash, Stock, Debt	1,101.2	3,177.7	23.3%
Jul-07 / Oct-07	Liberty Property Trust / Republic Property Trust	Office	Cash, Debt	435.1	848.3	32.3%
May-07 / Aug-07	Morgan Stanley Real Estate / Crescent Real Estate Equities	Office/Diversified	Cash, Debt	2,894.3	6,378.2	11.5%
Nov-06 / Feb-07	Blackstone Real Estate / Equity Office Properties	Office	Cash, Debt	22,882.6	38,168.1	14.5%
Nov-06 / Mar-07	JP Morgan Special Situations Fund / Columbia Equity Trust	Office	Cash, Debt	296.9	499.9	10.0%
Aug-06 / Nov-06	Morgan Stanley Real Estate Funds / Glenborough Realty Trust	Office	Cash, Debt	1,021.3	1,894.0	13.7%
Aug-06 / Jan-07	SL Green Realty / Reckson Mgmt/Marathon / Reckson Associates Realty Trust	Office	Cash, Stock, Debt	3,718.5	5,742.8	(2.6%)
Jun-06 / Oct-06	Brookfield Properties / Blackstone Group, LP / Trizec Properties & Trizec Canada	Office	Cash, Debt	4,715.3	8,784.9	25.0%
Mar-06 / Jul-06	Blackstone Group LP / CarrAmerica Realty Corp.	Office	Cash, Debt	2,891.7	5,225.3	13.9%
Dec-05 / May-06	GE Capital Real Estate / Arden Realty, Inc.	Office	Cash, Debt	3,156.2	4,744.2	(0.3%)
Oct-05 / Jan-06	Brandywine Realty Trust & Pru Real Estate / Prentiss Properties	Office	Cash, Stock, Debt	2,211.4	3,058.2	8.2%
Jun-05 / Sep-05	DRA Advisors, Inc. / CRT Properties	Office	Cash, Debt	980.2	1,589.4	19.2%
Jan-04 / Apr-04	Aslan Realty Partners II, LP / Great Lakes REIT	Office	Cash, Debt	279.1	589.1	(5.2%)

Announced / Completed Date	Acquirer / Target	Structure	Consideration	Target Equity Value	Target Agg. Value	Premium / (Discount) to Unaffected Share Price[2]
Select Canadian Minority Buyout Transactions						
May-12 / Aug-12	Gazit-Globe Ltd. / Gazit America Inc	Plan of Arrangement	Cash, Stock	47.0	440.4	53.2%
Sep-11 / Nov-11	BAM / Brookfield Renewable Power Fund	Plan of Arrangement	Stock	1,718.0	4,283.0	9.6%
Apr-11 / Jun-11	BCIMC / TimberWest Forest Corp.	Plan of Arrangement	Cash	1,007.2	1,332.8	30.8%
Nov-06 / Apr-07	Kingdom and Cascade / Four Seasons Hotels Inc	Plan of Arrangement	Cash	2,120.7	2,210.4	14.0%

Notes
1. Quartile calculated using Tukey method
2. Represents average stock price for the 10 trading days ending 5 trading days prior to the announcement of the transaction

Morgan Stanley

18

Project Scribe

- Selected comparables reflect public comparables from the U.S., Canada, and Australia (i.e., BPO's largest markets)
  - High-quality office assets in leading office markets
  - Range of leverage profiles
  - No perfect comparable
- BPO's Australian assets comprise approximately 15% of gross asset value
  - Australian comparables, selected based on asset comparability, are externally managed entities with the exception of Dexus
- Selected ranges are based on U.S. comparables adjusted for historical discounts - 2.6x (2014E P / FFO) and 7% (Premium / Discount to GSA NAV) – BPO has traded at relative to these Companies
  - See page 8 for details (7)

BPO VALUATION

BPO Comparable Companies

BPO Tier 1 Comparables - Comparative Analysis

Trading Statistics as of February 5, 2014
US$MM, Except per Share and Multiple Data

	Size		Portfolio			GSA				
Company	Equity Mkt. Cap (1)	Total Mkt. Cap (2)	Total SF (MM)	Occupancy (%)	2014 FFOx	Nominal Cap Rate	Implied Cap Rate (3)	P / (D) to NAV	Dividend Yield	Debt / Market Cap
U.S. Comparables										
Boston Properties, Inc.	18,137	30,840	57.2	93.4	20.1x	5.1%	5.1%	(1.2%)	2.4%	37.8%
Douglas Emmett, Inc.	4,464	8,051	15.1	91.7	16.4x	5.1%	5.2%	(2.0%)	3.1%	44.6%
Empire State Realty Trust, Inc.	3,470	4,554	8.4	83.7	19.4x	4.3%	4.8%	(16.5%)	NA	23.8%
Forest City (4)	3,582	12,621	11.7	92.8	14.8x	NA	NA	NA	NM	69.8%
Kilroy Realty Corporation	4,526	6,927	14.2	92.5	20.1x	5.5%	5.6%	(1.5%)	2.6%	31.7%
SL Green Realty Corp.	9,158	18,984	23.2	95.1	16.5x	5.1%	5.2%	(5.6%)	2.1%	47.7%
Vornado Realty Trust	18,223	34,428	73.2	90.4	19.4x	5.1%	5.5%	(13.2%)	3.2%	40.8%
Mean					**18.1x**	**5.0%**	**5.2%**	**(6.7%)**	**2.7%**	**42.3%**
Median					**19.4x**	**5.1%**	**5.2%**	**(3.8%)**	**2.6%**	**40.8%**
Canadian Comparables										
Dundee REIT	2,816	5,580	24.5	95.6	10.1x	NA	NA	(25.2%) (5)	8.0%	50.5%

	Size		Portfolio			Based on Company Estimates				
Company	Equity Mkt. Cap	Gross Asset Value	Total SF (MM)	Occupancy (%)	2014 P/E	Average Cap Rate	Implied Cap Rate (3)	P / (D) to NTA	FY2014 DPS	Look Through
Australian Comparables										
Commonwealth Property Office Fund (6)	2,583	3,403	8.5	96.2	14.7x	7.6%	7.3%	6.2%	5.5%	25.2%
DEXUS Property Group	4,166	5,935	19.1	95.3	12.5x	7.5%	7.7%	(3.8%)	6.0%	29.0%
Investa Office Fund	1,653	2,283	5.4	94.0	13.2x	7.5%	7.9%	(6.5%)	6.1%	26.3%
Mean					**13.5x**	**7.5%**	**7.6%**	**(1.4%)**	**5.9%**	**26.8%**
Median					**13.2x**	**7.5%**	**7.7%**	**(3.8%)**	**6.0%**	**26.3%**
BPO - Current	**9,402**	**24,541**	**57.3**	**92.1**	**18.5x**	**5.5%**	**5.6%**	**(8.0%)**	**3.4%**	**52.2%**
BPO - Pre-Offer (9/27) $16.77	**8,558**	**22,741**			**16.4x**	**5.5%**	**5.8%**	**(12.9%)**	**3.5%**	**52.8%**

Implied Valuation

	2014E P / FFO	P / (D) to GSA NAV
Selected Range of Multiples		
Low	13.9x	(23.5%)
High	17.5x	(8.2%)
Imputed Share Price		
Low	$13.86	$15.30
High	$17.45	$18.36
Selected Share Price	**Low $13.86**	**High $18.36**

Notes
1. Includes shares and operating partnership units
2. Equals the sum of equity market value, consolidated and company's share of unconsolidated debt, non-controlling interest, and preferred securities at liquidation preference
3. Implied cap rates based on share prices as of January 31, 2014
4. Portfolio statistics pertain to office assets only
5. Premium / discount to Company-reported NAV
6. Since December 2013, Commonwealth Property received multiple bids from GPT Group and Dexus, culminating in an agreement signed with Dexus/CPPIB in January 2014
7. Excludes Forest City and Douglas Emmett from the range for 2014E P / FFO. FCE is excluded from the comparables analysis due to its non-comparable, diverse asset composition; DEI's FFO multiple is excluded from the comparables analysis due to DEI's significantly low cost of debt (impacting FFO relative to peers)

Morgan Stanley

19

BPO Dividend Discount Model Project Scribe BPO VALUATION 20 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\20 • Based on projections provided by BPO • Discount rate assumption reflects an estimate of BPO’s cost of equity based on CAPM – Predicted beta is BPO’s global predicted Barra Beta Dividend Discount Model – Reflects Dividend Projections from BPO's Model Cost of Equity Sensitivity Analysis Implied Share Price2014E2015E2016E2017E2018E'14E - '18E CAGRPV of DividendsFFO per Share1.011.081.091.311.418.9%AFFO per Share0.430.470.550.861.0123.8%Dividend / Share0.590.650.710.780.849.0%Implied FFO Payout Ratio (%)59.1%60.1%64.9%59.4%59.4%Discounted Dividend / Share (@ 8.7% Cost of Equity)0.550.550.550.56Total Present Value of Dividends2.21PV of Terminal ValueApplied FFO Multiple to 2018E FFO15.7xTerminal Value22.20PV of Terminal Value15.92Implied Share PriceSum of PV Dividends + TV$18.13Dividend Discount Model – Reflects Dividend Projections from BPO's Model

Notes 1. As of February 5, 2014 on the NYSE 2. Represents $6.71 in cash (33% of $20.34) + 67% of BPY stock price on the NYSE as of February 5, 2014 3. Unaffected share price of $16.74 4. Represents NYSE trading range BPO Valuation Summary Project Scribe BPO VALUATION 21 Valuation Methodology $15.70 $17.34 $18.00 $21.00 Reference Point Consensus Price Target (Pre-Offer) Consensus NAV Estimate (Pre-Offer) LTM VWAP (Pre-Offer) 30-Day VWAP (Pre-Offer) Consensus NAV Estimate GSA NAV Consensus Price Target 30-Trading Day Range (Pre-Offer) Consensus Price Target (Post-Offer) AssumptionBaseMarket Risk Premium (MRP)6.0%Risk Free Rate (Rf)2.6%Predicted Beta1.00Cost of Equity (KE)8.7%

PriceTerminal Value (FFO Multiple)13.9x15.7x17.5x9.2%16.0217.8119.618.7%16.3018.1319.968.2%16.5918.4520.31Cost of Equity (%)

Project Scribe 22 Section 4 BPY Overview 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\22

Total Returns Since BPY’s Spin-off Indexed to 100 85 90 95 100 105 110 115 120 Apr-13 Jun-13 Sep-13 Nov-13 Feb-14 BPY BPO RMZ BPY’s Discount to IFRS Book Value (3) (4) Since BPY’s Spin-off % (30) (25) (20) (15) (10) (5) 0 Apr-13 Jun-13 Sep-13 Nov-13 Feb-14 Source CapIQ BPY Historical Returns and Relative Valuation BPY OVERVIEW 23 (3) (3) • BPY has traded relatively in- line with the RMZ since its spin-off from BAM • BPY’s discount to IFRS Book Value has widened since its spin-off Source CapIQ, Company Financials (26%) (4%) 9% (4%) Project Scribe September 30, 2013 BPY Proposes Tender Offer Notes 1. Returns since September 27, 2013 (i.e., day prior to announcement) close price to February 5, 2014 2. Returns since September 30, 2013 (i.e., day of announcement) close price to February 5, 2014 3. Reflects NYSE BPO and BPY stock prices 4. BPY’s IFRS book value was $25.32 prior to June 30, 2013; following June 30, it was $25.64; following September 30, it was $26.09; following December 31, it was $25.23

BPY Trading Range Analysis BPY OVERVIEW 24 Notes 1. As of February 5, 2014 2. Reflects performance of BPY on the NYSE $18 $20 $22 $24 Pre-Offer (4/15 - 9/27) Post-Offer (9/30 - 2/5) <25% 25%-50% 50%-75% 75%-100% BPY Stock Price Trading Range (1) Share Price $USD Volume (MM) 43 15 % of Float 125% 31% $19.00 $20.95 $21.34 $23.44 Current: $18.61 (1) Source Capital IQ $22.01 $18.56 $19.18 $19.43 $20.42 $19.81 Project Scribe • Since BPY’s spin-off, 68% of BPY’s trading volume has occurred on the NYSE and 32% has occurred on the TSX 15 17 19 21 23 25 Apr-13 Jun-13 Sep-13 Nov-13 Feb-14 BPY Price Performance (2) Spin-Off to 2/5/2014 $ VWAP: $20.80 VWAP: $19.43 $18.61 Source Capital IQ

BPY Financial Projections Project Scribe BPY OVERVIEW 25 Capital Structure – Pre and Post Deal • Reflects financial projections as prepared by BPY as of December 19, 2013 – proportionate accounting (i.e., at share of all investments) • Reflects BPY’s acquisition of 100% of the BPO common shares not already owned BPY • BPY has said that it targets – 3 – 5% annual growth for distributions – An FFO payout ratio of 80% BPY Assets \\MSAD\ROOT\AP\APBO\KE\USERS\karthicr\Desktop\CWG.jpg\\MSAD\ROOT\AP\APBO\KE\USERS\karthicr\Desktop\Orwell Asset.jpg\\MSAD\ROOT\AP\APBO\KE\USERS\karthicr\Desktop\RSE Mall.pngNotes 1. Reflects $1.4Bn investment in GGP & RSE, recent BSREP acquisitions including IDI, EZW Gazeley, etc., sale of Australian portfolio over 2014 – 2016, sale of Canary Wharf stake in 2015, no incremental investments in real estate funds, and funding of the Manhattan West development 2. Reflects acquisition of remainder of BPO in 2H2014 3. Includes dividends, preferred dividends, contributions, and working capital 4. Pre-transaction BPY debt includes debt on directly held assets and corporate level debt as of December 31, 2013, pro forma for recent/announced acquisitions Canary Wharf, UK http://www.ggp.com/content/corporate/gallery-img/ala_moana1-th.jpgGGP Ala Moana Center, Honolulu, HI Rouse Gateway Mall, Springfield, OR BPO 300 Madison Ave., New York, NY Source Reflects December 31, 2013 BPY’s balance sheet pre-merger adjusted for merger BPY - Pro Forma Projections (1)(2) BPY - Standalone & Pro Forma Capital Structure US$MM, Proportionate Basis2014E2015E2016E2017EProportionate Cash FlowCash FFO666 819 953 1,128 Total Investing Activities(4,296) 348 (618) 209 Total Financing Activities4,603 (702) 637 (225) Total Other (3)(873) (502) (792) (985) Cash Generated99 (37) 179 127 Dividend MetricsDividends629 716 716 801 Dividends / Share$1.00$1.00$1.00$1.12BPY - Pro Forma Projections (1)(2) Capital Structure – Pre and Post Deal US$MMAdjustmentsPreBPOFundingPostPrice as of 2/5/1418.6118.61TSO540175716Equity Market Cap.10,05113,316Debt (4)1,41612,8101,80816,034Capital Securities1,2506281,878Preferred251,7011,726Total Market Cap.12,74232,954Less: Cash(112)(558)(670)Aggregate Value12,63032,285BPY - Standalone & Pro Forma Capital Structure

BPY Highlights Per BPO & BAM Research Project Scribe BPY OVERVIEW 26 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\26 Key Considerations Externally Managed Limited Liquidity Large Percentage of Value from Public Companies / Passive Investments in Private Companies Difficult to Value Addressed by Transaction? Key Attributes Flagship Real Estate Platform Sponsorship from BAM . • No current active coverage of BPY – Reflects themes about BPY per BPO and BAM research reports • Green Street Advisors published a special report on BPY on January 31, 2014 – Commentary consistent with Morgan Stanley’s prior discussions with BPO’s Board of Directors – Positive views of Brookfield management team and franchise – Cautionary views on external management structure and corporate governance

Project Scribe 27 Section 5 BPY Valuation 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\27

GGP Valuation Summary – Per Share (1) Project Scribe BPY VALUATION 28 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\28 Notes 1. BPY owns 255.4MM shares of GGP 2. As of February 5, 2014 3. Excludes $302MM of goodwill as provided by BPY management related to BPY’s purchase of GGP’s shares 4. Represents stock price as of February 5, 2014 + 10% control premium (to reflect BPY’s influence given its representation on GGP’s board and position as GGP’s largest shareholder ) A B C D E Reference Point Valuation Methodology Consensus NAV Estimate GSA NAV Consensus Price Target LTM VWAP 30-Trading Day VWAP Indicative Range (4) ($20.17 - $22.19) 30-Trading Day Range $19.38 $20.79

Project Scribe BPY VALUATION 29 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\29 Notes 1. BPY owns 19.4MM shares of RSE 2. As of February 5, 2014 3. Represents stock price as of February 5, 2014 + 10% control premium (to reflect BPY’s influence given its representation on RSE’s board and position as RSE’s largest shareholder ) A B C Reference Point Valuation Methodology Rouse Valuation Summary – Per Share (1) Indicative Range (3) ($16.49 - $18.14) 30-Trading Day Range LTM VWAP $16.33 $22.39 GSA NAV 30-Trading Day VWAP GSA Warranted Share Price

Valuation Range for CWG Up to ~20% Illiquidity Discount applied to Adjusted NAV of $7.67 GSA Implied NNNAV: $6.82 Reported NAV (Jun-13): $7.27 Canary Wharf Group Valuation Approximately US$863MM – $1.1Bn Project Scribe BPY VALUATION 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\30 30 • We have arrived at a preliminary valuation of US$863MM – 1.1 Bn for BPY’s approximately 22% stake in Canary Wharf Group • Limited precedent transactions involving a minority stake in Canary Wharf • Our valuation reflects the following methodologies – Implied value based on Songbird’s market capitalization and analyst price forecasts – Canary Wharf Group’s reported EPRA NNNAV and NAV – Canary Wharf Group’s NNNAV and NAV adjusted by a revaluation of development assets as estimated by Green Street Advisors – Listed peers (namely British Land and Land Securities) – Morgan Stanley’s adjusted NNAV • Implied value based on Songbird’s valuation, which reflects Analyst price targets (low-end) and current market prices (high-end) • Implied market value of Canary Wharf Group as reflected in Songbird Estates’ market capitalization and analyst consensus price targets as of 5th February 2014 • Reported EPRA NNNAV: • Canary Wharf EPRA NNNAV as of June 2013 • GSA implied NNNAV based on revaluation of development assets as published on 26 Nov 2013 by Green Street Advisors • Reported EPRA NAV: • Limited precedent transactions involving a minority stake in Canary Wharf • An illustrative range of 5.3% to 8.8% has been applied to EPRA NAV, which reflects levels at which British Land and Land Securities currently trade (as of 5 February 2013) • Adjusted NNAV: • We estimate NNAV to be approximately $7.67 per share, which reflects adjustments to Canary Wharf’s June 2013 NAV for rental growth, cap rate compression, and the development pipeline and a mark-to-market of debt among other items • We have also applied an up to 20% illiquidity discount reflecting the fact that the stake in question is a minority stake in a private entity with limited control rights Methodology Target Price Current Share Price Reported NNNAV (Jun-13): $5.83 Indicative range based on the 2 most liquid UK listed real estate stocks: 5.3% – 8.8% to EPRA NAV A Note 1. Adjusted NAV takes into account the full mark to market on the fixed rate notes, floating rate notes and swaps of the Canary Wharf Group securitisation but excludes the deferred tax liabilities GSA Implied NAV: $8.55 B C D A B C D BPY IFRS Value: $1,027 MM $4.00 $5.00 $6.00 $7.00 $8.00 $9.00

Project Scribe

BPY VALUATION

BPY Operating Real Estate Valuation

- Australian, New Zealand, and UK assets valued using a DCF approach
- Interhotels portfolio based on acquisition price at BPY's share
- BPO's operating real estate also included to reflect BPY's acquisition of 100% of the BPO common shares not already owned BPY
  - See pages 14 – 15 for details behind the valuation

Operating Real Estate

US$MM

							DCF					
	# of	Ownership	Value PSF		2014 Implied Cap Rates		Exit Cap		Discount Rate		Asset Value at Share	
	Assets	%	Low	High	Low	High	Low	High	Low	High	Low	High
BPY												
Australia Assets - 4 Offices	4	50-100%	428	469	8.7%	7.9%	7.6%	7.4%	9.5%	8.5%	496	544
Multiplex New Zealand Property Fund - 5 Offices	5	44%	181	198	10.8%	9.9%	9.2%	9.0%	10.6%	9.6%	39	43
London - 1 Office Building in Canary Wharf	1	100%	1,079	1,156	5.4%	5.1%	5.5%	5.0%	6.0%	6.0%	600	642
Europe - Interhotels Portfolio	11	50%	76[1]	76[1]	NA	NA	NA	NA	NA	NA	340	340
Total	**21**						**6.6%**	**6.2%**	**7.7%**	**7.2%**	**1,476**	**1,569**
BPO												
All - Capped NOI	74		523	563	5.9%	5.5%					14,975	16,094
All - DCF	29		389	426	2.4%	2.2%	6.3%	5.9%	7.9%	7.4%	7,305	7,891
Total	**103**										**22,281**	**23,985**
BPO + BPY	**124**										**23,757**	**25,555**

Source Based on Company projections provided as of November 16, 2013 and information provided by the Company as of January 30, 2014

Note
1. Represents value per key in US$000s

Morgan Stanley

31

Project Scribe

BPY VALUATION

BPY Development Project & Fund Interests

- BPY's Giroflex development project valued at Property Value, flexed by 5% in low and high case
  - BPO's development and redevelopment projects also included to reflect BPY's acquisition of 100% of the BPO common shares not already owned BPY
    - See page 16 for details behind the valuation
- Fund LP interests generally valued at IFRS Value at high end, flexed downwards by 10 and 20%
  - BSREP adjusted upwards for announced China Xintiandi investment and second investment in Inmobiliaria Colonial debt
  - Brazil Retail Fund estimated to be $229 - 291MM

Development Projects

$MM

	Low	Mid	High
BPY			
Giroflex – Brazil	155	164	172
BPO			
Development Projects	1,781	1,991	2,151
Total	**1,936**	**2,155**	**2,322**

Fund LP Interests

US$MM

	Fund Size [2]	Fund Close [2]	Yeats % Interest	Equity Value at Share Low	Equity Value at Share Mid	Equity Value at Share High
Opportunity Funds						
BREOF I	242	7/14/2006	55%	57	64	71
BREOF II	262	3/30/2009	27%	35	39	43
RETIP	567	3/3/2010	23%	37	41	46
BSREP	4,350	7/18/2013	31%	616	692	769
Real Estate Finance Funds						
BREF I	600	3/17/2005	33%	145	163	182
BREF II	727	5/29/2008	27%	1	1	1
BREF III	422	9/30/2012	12%	27	31	34
Sector-Specific Real Estate Funds						
Brazil Retail Fund	986	5/25/2007	35%	229	260	291
Hillwood Brookfield Industrial Partners	410	12/23/2011	41%	76	85	94
Fairfield US Multifamily (VAMF) I & II	323	7/20/2012	13 - 50%	33	37	41
Total	**8,888**			**1,254**	**1,413**	**1,572**

Notes
1. BSREP includes investment in second tranche of Inmobiliaria Colonial debt and China Xintiandi; excludes Wynyard
2. As of 3Q13

Morgan Stanley

32

BPY Pro Forma Net Asset Value BPY NAV Summary – Pro Forma for BPO Project Scribe BPY VALUATION 33 Notes 1. Per the Black-Scholes Model, the estimated range for the theoretical value of the warrants is $771MM to $863MM using the following inputs: $20.17 stock price (as of 2/5/14), $9.34 and $9.12 strike prices (for the two tranches of warrants), assumed 15% - 50% volatility rates, 1.1509 shares per warrant (2/5/14 conversion rate), and a risk-free rate of 1.12%. This theoretical value also assumes zero borrow costs and no transfer restrictions. 2. Net other assets includes accounts receivables and other assets, BPO securities, other liabilities, funding for Interhotels, China Xintiandi , and Inmobiliaria Colonial debt, and assets held for sale 3. Does not include deferred tax liabilities (the BPY IFRS balance sheet includes $1,084MM of deferred tax liabilities as of 12/31/2013 on a pro forma proportionate basis, inclusive of its share of BPO's deferred tax liabilities as of 12/31/2013). As Morgan Stanley does not consider an NAV a liquidation analysis, it has not included frictional costs that may be incurred in the liquidation of the assets such as transaction costs or tax leakage 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\33 1 2 3 4 5 6 Assumptions • Reflects stock price as of February 5, 2014 plus 10% • Per Black-Scholes Model and precedent transactions • Reflects stock price as of February 5, 2014 plus 10% • Estimated NAV • Values BPY operating real estate via DCFs and BPO’s with a combination of DCFs and capped 2014 NOI • Reflects BPY’s IFRS value flexed by + / - 5% and BPO’s value via a combination of residual land value, land comps, and cost-based method • Reflects IFRS values generally adjusted downwards by 10-20% for mid and low case (per p. 32) • Values fees BPO receives from its funds (i.e. U.S. Office, DTLA, and Canada) by applying EBITDA multiples (7 – 9x) to these businesses’ estimated EBITDA (per p. 16) • Values EBITDA BPO receives from its services businesses by applying EBITDA multiples (7 – 9x) to its proportionate share of EBITDA (per p. 16) 7 8 1 2 3 4 5 6 7 8 9 9 $MMLowMidHighEquity Interests in Public & Private CompaniesGGP5,1515,4085,666GGP Warrants (1)771817863Rouse320336352Canary Wharf8639881,112Total7,1047,5487,992Real Estate, Funds & Services BusinessOperating Real Estate23,75724,62325,555Development Projects1,9362,1552,322Fund LP Interests1,2541,4131,572Real Estate Funds158180203Services Business617079Total27,16628,44129,730Other AssetsCash and Cash Equivalents670670670Net Other Assets (2)(563)(563)(563)Unlevered Asset Value34,37736,09637,830Less: Debt(14,226)(14,226)(14,226)Less: Mark-to-Market on Debt, Swaps & Hedges(412)(412)(412)Less: Capital Securities(1,878)(1,878)(1,878)Less: Preferred Stock(1,726)(1,726)(1,726)Less: Acquisition Facility(1,808)(1,808)(1,808)Net Asset Value (3)14,32716,04617,780Diluted Shares Outstanding (MM)716716716NAV per Share$20.02$22.43$24.85BPY Pro Forma Net Asset Value 1 2 3 4 5 6 7 8 9

BPY Dividend Discount Model BPY Pro Forma for 100% of BPO Project Scribe BPY VALUATION 34 Note 1. Pro forma beta based on predicted betas of BPO and BPY weighted by market cap 2014-02-07 Project Scribe Fairness Opinion Discussion Materials_v20.pptx\07 FEB 2014\1:28 AM\34 Source Based on Company projections as of December 19, 2013 • Reflects a perpetual dividend growth rate of 4.3% for terminal value Dividend Discount Model - BPY Pro Forma for 100% of BPO Cost of Equity - BPY Pro Forma Sensitivity Analysis Source Based on Company projections as of December 19, 2013 Implied Share Price2014E2015E2016E2017EPV of DividendsDividend / Share1.001.001.001.12Discounted Dividend / Share0.930.860.790.82Total Present Value of Dividends3.40PV of Terminal ValueTerminal Value (Perpetuity Growth Method)31.18PV of Terminal Value22.88Implied Share PriceSum of PV Dividends + TV$26.28Dividend Discount Model - BPY Pro Forma for 100% of BPO AssumptionBaseMarket Risk Premium (MRP)6.0%Risk Free Rate (Rf)2.6%Predicted Beta (1)0.91Cost of Equity (KE)8.0%Cost of Equity - BPY Pro Forma Implied Share PriceCost of Equity (%)8.5%8.0%7.5%4.1%22.2525.0828.734.3%23.1826.2830.344.5%24.2027.6232.16Terminal Growth Rate (%)Sensitivity Analysis

BPY Valuation Summary Project Scribe BPY VALUATION 35 VWAP Since Spin-Off Reference Point Valuation Methodology Notes 1. As of February 5, 2014 2. As of 12/31/2013 per BPY 3. Represents NYSE trading range Pro Forma for Proposed BPO Transaction 30-Day VWAP 30-Trading Day Range $18.45 $20.31

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